News Release	TRW Automotive
12025 Tech Center Drive
Livonia, Mich. 48150 USA

Investor Relations Contact:
Patrick R. Stobb
(734) 853-6966

Media Contact:
Manley Ford
(734) 266-2616

TRW Automotive Reports Second-Quarter 2004 Financial Results;
Increases Full-Year Outlook

LIVONIA, MICHIGAN, July 27, 2004 — TRW Automotive Holdings Corp. (NYSE: TRW), the global leader in active and passive safety systems, today reported second-quarter 2004 results with sales of $3.2 billion, an increase of 6 percent over the prior year. The Company also reported net earnings for the quarter of $75 million or $0.74 per diluted share compared to net losses of $20 million, or ($0.23) per share in the prior year quarter. During the second quarter of 2004, the Company’s gross debt declined by $71 million, contributing to a first-half 2004 reduction of $565 million.

“We are very pleased with our financial results and the improved debt position we achieved in the first half of the year,” said John C. Plant, president and chief executive officer. “We posted very solid earnings growth driven mainly by demand for our innovative safety related technologies and products and exceptional operating and financial performance despite facing a challenging pricing and inflationary environment. Although we maintain our cautious views on inflationary pressures and industry volumes for the second half of 2004 and beyond, we expect to exceed our full-year 2004 guidance provided at the beginning of the year.”

For the first half of 2004, the Company reported sales of $6.1 billion and net earnings of $77 million or $0.77 per diluted share, which included expenses of $48 million or $0.48 per diluted share primarily for prepayment premiums on high yield notes redeemed with proceeds from the Company’s February 2004 initial public offering and other expenses related to a January 2004 bank debt refinancing.

1

First half earnings excluding these charges were $125 million or $1.26 per diluted share, assuming weighted average shares of 99.5 million.

In comparison, the Company reported sales of $3.9 billion and net losses of $66 million for the four-month period ended June 27, 2003. This four-month period represents the reporting period following the February 28, 2003, acquisition of the former TRW Inc.’s automotive business by affiliates of The Blackstone Group L.P. (“Blackstone”) from Northrop Grumman Corporation. Prior to the acquisition, the predecessor company reported sales of $1.9 billion and net earnings of $31 million for the two-month period ended February 28, 2003.

As a result of the Blackstone acquisition, certain consolidated and combined financial information relating to the second quarter and first half of 2003 periods contained within this release (labeled as pro forma) has been adjusted to illustrate the estimated pro forma effects of such acquisition, and a subsequent July 2003 debt refinancing, as if these transactions had occurred on January 1, 2003.

Second-Quarter 2004 Compared to Pro Forma Second-Quarter 2003

The Company reported second-quarter 2004 sales of $3.2 billion, an increase of $186 million, or about 6 percent compared to prior year sales of $3.0 billion. The increase resulted primarily from increased customer volumes from new product areas and foreign currency translation, partially offset by pricing provided to customers and a reduction in sales due to divestitures. Operating income for second-quarter 2004 was $201 million, an increase of $11 million, or about 6% compared to the prior year pro forma operating income. This increase resulted primarily from a higher level of customer volumes, and to a lesser extent, currency translation, partially offset by the effects of ferrous metals inflation, a higher level of restructuring costs and the non-recurrence of certain unrealized foreign currency exchange gains that occurred in the prior year quarter. The Company reported second-quarter 2004 net earnings of $75 million, or $0.74 per diluted share, compared to pro forma net earnings of $54 million, or $0.60 per diluted share in the prior year. In addition to the higher level of operating income, net interest expense and the Company’s effective tax rate were both lower in this year’s quarter compared to last year.

2

The second quarter of 2004 included pre-tax restructuring costs of $8 million. The quarter also included amortization of intangibles, principally customer relationships resulting from the application of purchase accounting, of $8 million. In comparison, the prior year quarter included $2 million of pre-tax restructuring costs and amortization of intangibles of $9 million. Additionally, as referenced previously, the second-quarter 2003 included $15 million of unrealized foreign currency exchange gains that did not recur in the second-quarter 2004 primarily due to the Company’s hedging strategy on inter-company loans.

The Company reported earnings before interest, losses on sales of receivables, gain (loss) on retirement of debt, taxes, depreciation and amortization (“EBITDA”) of $324 million for second-quarter 2004. In the prior year, pro forma EBITDA was $312 million, which included $15 million of unrealized foreign currency exchange gains, as discussed previously. Excluding these gains, second-quarter 2004 EBITDA was up 9 percent compared to pro forma EBITDA in the prior year period. Please see the accompanying schedules for a reconciliation of EBITDA and pro forma EBITDA to the closest GAAP equivalent.

First-Half 2004 Compared to Pro Forma First-Half 2003

The Company reported first-half 2004 sales of $6.1 billion, an increase of $296 million or 5 percent compared to prior year pro forma sales of $5.8 billion. Operating income for first-half 2004 was $354 million, a decrease of $13 million compared to the prior year pro forma operating income. This decrease occurred mainly as a result of a $39 million first quarter decline in net pension and OPEB income primarily due to the application of purchase accounting in 2003 and the absence of the previously mentioned unrealized foreign currency exchange gains of $15 million in second-quarter 2004. The Company reported first-half 2004 net earnings of $77 million, which compares to $102 million pro forma for the same period a year ago. As described previously, first-half 2004 results included expenses of $48 million or $0.48 per diluted share for charges associated with debt repayment transactions. First half earnings excluding these charges were $125 million or $1.26 per diluted share, an increase of $23 million or 23% from the prior year.

The first half of 2004 included pre-tax restructuring costs of $13 million and amortization of intangibles, principally customer relationships, of $17 million.

3

In comparison, the prior year period included pre-tax restructuring and other unusual costs of $12 million and amortization of intangibles of $15 million.

The Company reported EBITDA of $600 million for first-half 2004 compared to pro forma EBITDA of $607 million in the prior year. When compared to the prior year period, first-half 2004 EBITDA was negatively impacted by the previously mentioned $39 million first quarter decline in net pension and OPEB income and $15 million for unrealized foreign currency exchange gains in 2003, which did not recur in 2004. Excluding these two items, EBITDA increased by approximately 8 percent in the first half of 2004 compared to pro forma EBITDA in the prior year. Please see the accompanying schedules for a reconciliation of EBITDA and pro forma EBITDA to the closest GAAP equivalent.

Capital/Liquidity

As of June 25, 2004, the Company had $3,243 million of debt and $534 million of cash and marketable securities, providing for net debt (defined as debt less cash and marketable securities) of $2,709 million, a decline of $140 million from the March 26, 2004, level. When compared to year-end 2003, net debt at the end of second-quarter 2004 was down $255 million.

Net cash provided by operating activities during the second quarter of 2004 totaled $207 million. For the first half of 2004, net cash used in operating activities totaled $2 million. Capital expenditures during the second quarter totaled $95 million, compared to $54 million in the prior year. Capital expenditures in first-half 2004 were $162 million, an increase of $31 million compared to the prior year pro forma.

2004 Outlook

Based on the strong first half financial performance, the Company is increasing its full-year guidance from previous levels, and now expects sales in the range of $11.6 to $11.8 billion and diluted earnings per share in the range of $1.22 to $1.32. The earnings per share range includes the previously mentioned first half charges of $48 million or $0.48 per diluted share for expenses related to debt repayment and refinancing transactions. Excluding these charges, diluted earnings per share are expected to be in the range of $1.70 to $1.80.

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Full year EBITDA guidance is also revised to be in the range of $1,070 to $1,090 million, which is based on expected operating income in the range of $570 to $590 million, adding back expected depreciation and amortization of approximately $500 million.

This guidance includes pre-tax expenses of approximately $33 million for amortization of intangibles, principally customer relationships, and approximately $35 million of expenses relating to restructuring initiatives.

For third-quarter 2004, the Company expects revenue of approximately $2.7 billion and diluted earnings per share in the range of $0.09 to $0.14. Within this guidance, the Company also expects to incur pretax restructuring costs of approximately $10 million and amortization of intangibles, principally customer relationships, of approximately $8 million during the quarter.

Reconciliation to GAAP

For a reconciliation of the pro forma and non-GAAP historical numbers appearing in this release to GAAP, please see the accompanying schedules.

About TRW

With 2003 sales of $11.3 billion, TRW Automotive ranks among the world’s top 10 automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, employs approximately 61,000 people in 22 countries. TRW Automotive products include integrated vehicle control and driver assist systems, braking systems, steering systems, suspension systems, occupant safety systems (seat belts and airbags), electronics, engine components, fastening systems and aftermarket replacement parts and services. All references to “TRW Automotive”, “TRW” or the “Company” in this press release refer to TRW Automotive Holdings Corp. and its subsidiaries, unless otherwise indicated. TRW Automotive news is available on the internet at www.trwauto.com.

Forward-Looking Statements

This release contains statements that are not statements of historical fact, but instead are forward-looking statements. All forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those contained in forward-looking statements made in this release.

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Such risks, uncertainties and other important factors which could cause our actual results to differ materially from those contained in our forward-looking statements are set forth in the TRW Automotive Holdings Corp. final prospectus dated as of February 2, 2004 (the “Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(4), our Report on Form 10-K for the fiscal year ended December 31, 2003 (the “10K”), and our Report on Form 10-Q for the quarter ended March 26, 2004, and include: our substantial leverage; the highly competitive automotive parts industry and its cyclicality; pricing pressures from our customers; increasing costs for purchased components and raw materials; non-performance by, or insolvency of, our suppliers; product liability and warranty and recall claims; our dependence on our largest customers; limitations on flexibility in operating our business contained in our debt agreements; increases in interest rates; fluctuations in foreign exchange rates; the possibility that our owners’ interests will conflict with ours; work stoppages or other labor issues and other risks and uncertainties set forth under “Risk Factors” in the Prospectus, in the 10-K and in our other SEC filings. We do not intend or assume any obligation to update any of these forward-looking statements.

# # #

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TRW Automotive Holdings Corp.

Index of Historical and Pro Forma
Consolidated and Combined Financial Information

Page
Periods Ended June 25, 2004, June 27, 2003, and February 28, 2003

Consolidated Interim Statements of Operations for the three months ended June 25, 2004 and June 27, 2003	A2

Consolidated and Combined Interim Statements of Operations for the six months ended June 25, 2004, the four months ended June 27, 2003 and the two months ended February 28, 2003	A3

Consolidated Balance Sheets — June 25, 2004 and December 31, 2003	A4

Reconciliation of Historical to Pro Forma Combined Statements of Operations for the three months ended June 27, 2003	A5

Reconciliation of Historical to Pro Forma Consolidated and Combined Statements of Operations for the four months ended June 27, 2003 and the two months ended February 28, 2003	A6

Historical and Pro Forma Consolidated Statements of Operations for the three months ended June 25, 2004 and June 27, 2003	A7

Historical and Pro Forma Consolidated and Combined Statements of Operations for the six months ended June 25, 2004 and June 27, 2003	A8

Reconciliation of GAAP Net Earnings (Losses) to Historical and Pro Forma EBITDA for the three months ended June 25, 2004 and June 27, 2003	A9

Reconciliation of GAAP Net Earnings (Losses) to Historical and Pro Forma EBITDA for the six months ended June 25, 2004 and June 27, 2003	A10

The accompanying historical and pro forma consolidated and combined financial information and reconciliation of GAAP net income to historical and pro forma EBITDA should be read in conjunction with the TRW Automotive Holdings Corp. Form 10-K for the year ended December 31, 2003, which contains historical consolidated and combined financial statements and the accompanying notes to consolidated and combined financial statements and unaudited pro forma consolidated and combined financial information and accompanying notes to unaudited pro forma consolidated and combined financial information.

The accompanying unaudited pro forma consolidated and combined financial information is intended to give effect to the February 28, 2003 acquisition of the former TRW Inc.’s automotive business by affiliates of The Blackstone Group L.P. from Northrop Grumman Corporation and the July 22, 2003 refinancing of a portion of debt entered into in connection with the acquisition, as if these transactions had occurred on January 1, 2003. The unaudited pro forma consolidated and combined financial information is based upon available information and certain assumptions we believe are reasonable. However, these statements are for informational purposes only and are not intended to represent or be indicative of the consolidated results of operations or financial position that would have been reported had the acquisition been completed as of January 1, 2003, and should not be taken as representative of future consolidated results of operations or financial position.

TRW Automotive Holdings Corp.

Consolidated Interim Statements of Operations
(Unaudited)

	Three months ended
	June 25,	June 27,
(In millions, except per share amounts)	2004	2003
Sales	$3,163	$2,977
Cost of sales	2,790	2,625

Gross profit	373	352
Administrative and selling expenses	134	137
Research and development expenses	42	41
Purchased in-process research and development	—	85
Amortization of intangible assets	8	9
Other (income) — net	(12)	(18)

Operating income	201	98
Interest expense, net	60	78
Loss on retirement of debt	1	—
Loss on sales of receivables	—	7

Earnings before income taxes	140	13
Income tax expense	65	33

Net earnings (losses)	$75	$(20)

Basic earnings (losses) per share:
Earnings (losses) per share	$0.76	$(0.23)

Weighted average shares	98.9	86.8

Diluted earnings (losses) per share:
Earnings (losses) per share	$0.74	$(0.23)

Weighted average shares	101.3	86.8

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TRW Automotive Holdings Corp.

Consolidated and Combined Interim Statements of Operations

	Successor		Predecessor
	Six months	Four months
	ended	ended	Two months
	June 25,	June 27,	ended
(In millions, except per share amounts)	2004	2003	February 28, 2003
	(unaudited)	(unaudited)
Sales	$6,086	$3,917	$1,916
Cost of sales	5,394	3,488	1,686

Gross profit	692	429	230
Administrative and selling expenses	258	175	100
Research and development expenses	79	54	27
Purchased in-process research and development	—	85	—
Amortization of intangible assets	17	10	2
Other (income) expense — net	(16)	(24)	4

Operating income	354	129	97
Interest expense, net	123	120	47
Loss on retirement of debt	48	—	—
Loss on sales of receivables	—	25	—

Earnings (losses) before income taxes	183	(16)	50
Income tax expense	106	50	19

Net earnings (losses)	$77	$(66)	$31

Basic earnings (losses) per share:
Earnings (losses) per share	$0.80	$(0.76)

Weighted average shares	96.6	86.8

Diluted earnings (losses) per share:
Earnings (losses) per share	$0.77	$(0.76)

Weighted average shares	99.5	86.8

A3

TRW Automotive Holdings Corp.

Consolidated Balance Sheets

	As of
	June 25,	December 31,
(Dollars in millions)	2004	2003
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$519	$828
Marketable securities	15	16
Accounts receivable, net	2,274	1,643
Inventories	578	635
Prepaid expenses	103	73
Deferred income taxes	118	120

Total current assets	3,607	3,315
Property, plant and equipment	2,920	2,877
Less accumulated depreciation and amortization	577	378

Total property, plant and equipment — net	2,343	2,499
Intangible assets:
Goodwill	2,487	2,503
Other intangible assets	865	856

	3,352	3,359
Less accumulated amortization	66	37

Total intangible assets — net	3,286	3,322
Prepaid pension cost	149	120
Deferred income taxes	122	129
Other assets	481	522

	$9,988	$9,907

LIABILITIES, MINORITY INTERESTS AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$65	$76
Current portion of long-term debt	23	24
Trade accounts payable	1,756	1,626
Accrued compensation	358	338
Income taxes	267	187
Other current liabilities	938	875

Total current liabilities	3,407	3,126
Long-term debt	3,155	3,708
Post-retirement benefits other than pensions	933	935
Pension benefits	821	838
Deferred income taxes	223	222
Long-term liabilities	296	300

Total liabilities	8,835	9,129
Minority interests	62	50
Stockholders’ equity:
Capital Stock	1	1
Paid-in-capital	1,183	868
Accumulated deficit	(24)	(101)
Accumulated other comprehensive losses	(69)	(40)

Total stockholders’ equity	1,091	728

	$9,988	$9,907

A4

TRW Automotive Holdings Corp.

Reconciliation of Historical to Pro Forma
Combined Statements of Operations
(Unaudited)

	Historical				Pro Forma
	Three months				Three months
	ended				ended
	June 27,	Pro Forma			June 27,
(Dollars in millions)	2003	Adjustments			2003
Sales	$2,977	$—			$2,977
Cost of sales	2,625	(7)	(a	)	2,618

Gross profit	352	7			359
Administrative and selling expenses	137	—			137
Research and development expenses	41	—			41
Purchased in-process research and development	85	(85)	(b	)	—
Amortization of intangible assets	9	—			9
Other (income) expense — net	(18)	—			(18)

Operating income	98	92			190
Interest expense, net	78	(5)	(c	)	73
Loss on sales of receivables	7	—			7

(Losses) earnings before income taxes	13	97			110
Income tax expense	33	23	(d	)	56

Net (losses) earnings	$(20)	$74			$54

(a)	Reflects the elimination of the effects of a $7 million inventory write-up recorded as a result of the Acquisition.

(b)	Reflects the elimination of the fair value of purchased in-process research and development expensed as a result of purchase accounting.

(c)	Reflects adjustments to present pro forma net financing costs based upon our new capital structure and the initiation of our receivables facility.

(d)	Reflects the tax effect of the above adjustments at the applicable tax rates.

A5

TRW Automotive Holdings Corp.

Reconciliation of Historical to Pro Forma
Consolidated and Combined Statements of Operations
(Unaudited)

	Historical					Pro Forma
	Successor	Predecessor
	Four months	Two months				Six months
	ended	ended				ended
	June 27,	February 28,	Pro Forma			June 27,
(Dollars in millions)	2003	2003	Adjustments			2003
Sales	$3,917	$1,916	$(43)	(a	)	$5,790
Cost of sales	3,488	1,686	(99)	(b	)	5,075

Gross profit	429	230	56			715
Administrative and selling expenses	175	100	(2)	(c	)	273
Research and development expenses	54	27	—			81
Purchased in-process research and development	85	—	(85)	(d	)	—
Amortization of intangible assets	10	2	3	(e	)	15
Other (income) expense — net	(24)	4	(1)	(f	)	(21)

Operating income	129	97	141			367
Interest expense, net	120	47	(17)	(g	)	150
Loss on sales of receivables	25	—	(17)	(g	)	8

(Losses) earnings before income taxes	(16)	50	175			209
Income tax expense	50	19	38	(h	)	107

Net (losses) earnings	$(66)	$31	$137			$102

(a)	Reflects the elimination of the sales of TRW Koyo Steering Systems Company (“TKS”), which was not transferred to us as part of the Acquisition.

(b)	Reflects the elimination of $40 million of cost of sales of TKS, $12 million in pension and OPEB adjustments as a result of purchase accounting, the elimination of the effects of a $42 million inventory write-up recorded as a result of the Acquisition and $5 million net decrease in depreciation and amortization expense resulting from fair value adjustments to fixed assets and certain intangibles.

(c)	Reflects the elimination of $1 million administrative and selling expense of TKS, the addition of $1 million in the annual monitoring fee payable to an affiliate of Blackstone and $2 million decrease in depreciation and amortization expense resulting from fair value adjustments to fixed assets and capitalized software.

(d)	Reflects the elimination of the fair value of purchase in-process research and development expensed as a result of purchase accounting.

(e)	Reflects the incremental increase in amortization resulting from assignment of fair value to certain intangibles.

(f)	Reflects elimination of $1 million other expense related to TKS.

(g)	Reflects adjustments to present pro forma net financing costs based upon our new capital structure and the initiation of our receivables facility.

(h)	Reflects the tax effect of the above adjustments at the applicable tax rates.

A6

TRW Automotive Holdings Corp.

Historical and Pro Forma
Consolidated Statements of Operations
(Unaudited)

	Historical	Pro Forma
	Three months ended
(Dollars in millions)	June 25, 2004	June 27, 2003
Sales	$3,163	$2,977
Cost of sales	2,790	2,618

Gross profit	373	359
Administrative and selling expenses	134	137
Research and development expenses	42	41
Amortization of intangible assets	8	9
Other (income) — net	(12)	(18)

Operating income	201	190
Interest expense, net	60	73
Loss on retirement of debt	1	—
Losses on sales of receivables	—	7

Earnings before income taxes	140	110
Income tax expense	65	56

Net earnings	$75	$54

Basic earnings per share:
Earnings per share	$0.76	$0.62

Weighted average shares	98.9	86.8

Diluted earnings per share:
Earnings per share	$0.74	$0.60

Weighted average shares	101.3	90.3

A7

TRW Automotive Holdings Corp.

Historical and Pro Forma
Consolidated and Combined Statements of Operations
(Unaudited)

	Historical	Pro Forma
	Six months ended
(Dollars in millions)	June 25, 2004	June 27, 2003
Sales	$6,086	$5,790
Cost of sales	5,394	5,075

Gross profit	692	715
Administrative and selling expenses	258	273
Research and development expenses	79	81
Amortization of intangible assets	17	15
Other (income) — net	(16)	(21)

Operating income	354	367
Interest expense, net	123	150
Loss on retirement of debt	48	—
Losses on sales of receivables	—	8

Earnings before income taxes	183	209
Income tax expense	106	107

Net earnings	$77	$102

Basic earnings per share:
Earnings per share	$0.80	$1.18

Weighted average shares	96.6	86.8

Diluted earnings per share:
Earnings per share	$0.77	$1.15

Weighted average shares	99.5	89.0

A8

TRW Automotive Holdings Corp.

Reconciliation to Historical and Pro Forma EBITDA
(unaudited)

The reconciliation schedule below should be read in conjunction with the TRW Automotive Holdings Corp. Form 10-K for the year ended December 31, 2003, which contains summary historical and pro forma financial data. The accompanying unaudited pro forma financial information is intended to give effect to the February 28, 2003 acquisition of the former TRW Inc.’s automotive business by affiliates of The Blackstone Group L.P. from Northrop Grumman Corporation and the July 22, 2003 refinancing of a portion of debt entered into in connection with the acquisition, as if these transactions had occurred on January 1, 2003.

The EBITDA measure calculated in the following schedule is a measure used by management to evaluate operating performance. Management believes that EBITDA is useful to investors because it is frequently used by securities analysts, institutional investors and other interested parties in the evaluation of companies in our industry.

EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net earnings (losses) as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.

	Historical	Pro Forma
	Three months ended
(Dollars in millions)	June 25, 2004	June 27, 2003
GAAP net (losses) earnings	$75	$(20)
Income tax expense	65	33
Interest expense, net of interest income	60	78
Loss on retirement of debt	1	—
Loss on sales of receivables	—	7

GAAP operating income	201	98
Pro forma adjustments:
Inventory fair value adjustment	—	7
Purchased in-process research and development	—	85

Operating income	201	190
Depreciation and amortization	123	122

EBITDA	$324	$312

A9

TRW Automotive Holdings Corp.

Reconciliation to Historical and Pro Forma EBITDA
(unaudited)

The reconciliation schedule below should be read in conjunction with the TRW Automotive Holdings Corp. Form 10-K for the year ended December 31, 2003, which contains summary historical and pro forma financial data. The accompanying unaudited pro forma financial information is intended to give effect to the February 28, 2003 acquisition of the former TRW Inc.’s automotive business by affiliates of The Blackstone Group L.P. from Northrop Grumman Corporation and the July 22, 2003 refinancing of a portion of debt entered into in connection with the acquisition, as if these transactions had occurred on January 1, 2003.

The EBITDA measure calculated in the following schedule is a measure used by management to evaluate operating performance. Management believes that EBITDA is useful to investors because it is frequently used by securities analysts, institutional investors and other interested parties in the evaluation of companies in our industry.

EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net earnings (losses) as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.

	Historical	Pro Forma
	Six months ended
(Dollars in millions)	June 25, 2004	June 27, 2003
GAAP net (losses) earnings	$77	$(35)
Income tax expense	106	69
Interest expense, net of interest income	123	167
Loss on retirement of debt	48	—
Loss on sales of receivables	—	25

GAAP operating income	354	226
Pro forma adjustments:
Inventory fair value adjustment	—	42
Depreciation and amortization	—	4
Purchased in-process research and development	—	85
Other	—	10

Operating income	354	367
Depreciation and amortization, net of a $5 million pro forma adjustment	246	240

EBITDA(1)	$600	$607

(1)	Reflects primarily non-cash decline in net pension and OPEB income of $39 million between the two first quarter periods. Restructuring and unusual charges for the first half were $13 million in 2004 and $12 million in 2003.

A10